Exhibit 3.6
COLE CREDIT PROPERTY TRUST IV, INC.

CERTIFICATE OF CORRECTION
THIS IS TO CERTIFY THAT:
          FIRST: The title of the document being corrected is First Articles of Amendment and Restatement (the “Articles”).
          SECOND: The sole party to the Articles is Cole Credit Property Trust IV, Inc., a Maryland corporation (the “Corporation”).
          THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on January 23, 2012.
          FOURTH: Article SEVENTH of the Articles as previously filed with the SDAT is set forth below:
     The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter of the Corporation was 5,000,000,000 consisting of 490,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all shares of stock having par value was $5,000,000.
          FIFTH: Article SEVENTH of the Articles as corrected hereby is set forth below:
     The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter of the Corporation was 500,000,000 consisting of 490,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all shares of stock having par value was $5,000,000.
          SIXTH: The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signed in its name and on its behalf by its Executive Vice President, Chief Financial Officer and Treasurer and attested to by its Secretary on this 24th day of January, 2012.

ATTEST:		COLE CREDIT PROPERTY TRUST IV, INC.

/s/ Kenneth R. Christoffersen		By: /s/ D. Kirk McAllaster, Jr. (SEAL)

Name:	Kenneth R. Christoffersen	Name:	D. Kirk McAllaster, Jr.
Title:	Secretary	Title:	Executive Vice President, Chief Financial Officer and Treasurer